EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 27, 2018, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of Ferrellgas Partners, L.P. on Form 10-K for the year ended July 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Ferrellgas Partners, L.P. on Forms S-3 (File No. 333-121350, File No. 333-115765, File No. 333-130193, File No. 333-134867, and File No. 333-207227), on Forms S-4 (File No. 333-197308 and File No. 333-219218) and on Forms S-8 (File No. 333-84344 and File No. 333-87633).
/s/ GRANT THORNTON LLP
Kansas City, Missouri
September 27, 2018